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                                                                    Exhibit 5(c)


                             SUB-ADVISORY AGREEMENT


         AGREEMENT made as of May 16, 1997 by and among U.S. TRUST COMPANY OF CONNECTICUT ("USTCT"), a Connecticut state bank and trust company, UNITED STATES TRUST COMPANY OF NEW YORK ("USTNY"), a New York state-chartered bank and trust company (together with USTCT, "U.S. Trust"), and United States Trust Company of California, a national bank organized under the laws of the United States (herein called "U.S. Trust California").

         WHEREAS, Excelsior Tax-Exempt Funds, Inc. (the "Company") is registered as an open-end, management investment company under the Investment Company Act of 1940;

         WHEREAS, U.S. Trust is the investment adviser to the Company's California Tax-Exempt Income Fund (the "Fund");

         WHEREAS, U.S. Trust desires to retain U.S Trust California to render investment sub-advisory services to the Company for the Fund, and U.S. Trust California is willing to so render such services;

         NOW, THEREFORE, this Agreement

                                   WITNESSETH:

         In consideration of the premises and mutual covenants herein contained, it is agreed between the parties hereto as follows:

         1. Appointment. U.S. Trust hereby appoints U.S. Trust California to act as investment sub-adviser to the Company for the Fund for the period and on the terms set forth in this Agreement. U.S. Trust California accepts such appointment and agrees to render the services herein set forth for the compensation herein provided.

         2. Delivery of Documents. U.S. Trust has furnished U.S. Trust California with copies properly certified or authenticated of each of the following:

                  (a) Articles of Incorporation of the Company;

                  (b) By-Laws of the Company;

                  (c) Resolutions of the Board of Directors of the Company authorizing the appointment of U.S. Trust as the


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investment adviser for the Fund and the execution and delivery of the Investment Advisory Agreement with respect to the Fund;

                  (d) Resolutions of the Board of Directors of the Company authorizing the appointment of U.S. Trust California as the Fund's investment sub-adviser and the execution and delivery of this Agreement;

                  (e) Post-Effective Amendment No. 19 to the Company's Registration Statement under the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended (the "1940 Act"), on Form N-1A (No. 2-93068) relating to the Company's shares representing interests in the Fund;

                  (f) Notification of Registration of the Company under the 1940 Act, as amended, on Form N-8A as filed with the Securities and Exchange Commission on August 31, 1984, and all amendments thereto; and

                  (g) Prospectuses and statements of additional information of the Company relating to the Company's shares representing interests in the Fund in effect under the Securities Act of 1933 (such prospectuses, statements of additional information and supplements thereto, as presently in effect and as from time to time amended and supplemented, herein called the "Prospectus").

                U.S. Trust will furnish U.S Trust California from time to time with copies of all amendments of or supplements to the foregoing, if any.

                3. Sub-Advisory Services. Subject to the supervision of the Board of Directors of the Company and the oversight of U.S. Trust, U.S. Trust California will provide a continuous investment program for the Fund, including investment research and management with respect to all securities and investments of the Fund. U.S. Trust California will determine, subject to U.S. Trust's approval, what securities and other investments will be purchased, retained or sold by the Company for the Fund including, with the assistance of U.S. Trust if required, the Fund's investments in futures. U.S. Trust California will provide the services rendered by it hereunder in accordance with the Fund's investment objectives and policies as stated in the Prospectus. U.S. Trust California further agrees that it:

                  (a) will conform with all applicable Rules and Regulations of the Securities and Exchange Commission (herein called the "Rules"), and will in addition conduct its activities under this Agreement in accordance with applicable law, including but not limited to applicable banking law;


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                  (b) will not make loans for the purpose of purchasing or
carrying Fund shares, or make loans to the Company;

                  (c) will manage the Fund's overall cash positions;

                  (d) will place orders pursuant to its investment determinations for the Fund either directly with the issuer or with any broker or dealer selected by it. In placing orders with brokers and dealers, U.S. Trust California will use its reasonable best efforts to obtain the best net price and the most favorable execution of its orders, after taking into account all factors it deems relevant, including the breadth of the market in the security, the price of the security, the financial condition and execution capability of the broker or dealer, and the reasonableness of the commission, if any, both for the specific transaction and on a continuing basis. Consistent with this obligation, U.S. Trust California may, to the extent permitted by law, purchase and sell portfolio securities to and from brokers and dealers who provide brokerage and research services (within the meaning of Section 28(e) of the Securities Exchange Act of 1934) to or for the benefit of the Fund and/or other accounts over which U.S. Trust California or any of its affiliates exercises investment discretion. Subject to the review of the Company's Board of Directors from time to time with respect to the extent and continuation of the policy, U.S. Trust California is authorized to pay to a broker or dealer who provides such brokerage and research services a commission for effecting a securities transaction for the Fund which is in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if U.S. Trust California determines in good faith that such commission was reasonable in relation to the value of the brokerage and research services provided by such broker or dealer, viewed in terms of either that particular transaction or the overall responsibilities of U.S. Trust California with respect to the accounts as to which it exercises investment discretion. In no instance will portfolio securities be purchased from or sold to the Fund's principal underwriter, U.S. Trust, U.S. Trust California or any affiliated person thereof except as permitted by the Securities and Exchange Commission;

                  (e) will maintain books and records with respect to the securities and other investment transactions entered into pursuant to this Agreement and will render to U.S. Trust and the Company's Board of Directors such periodic and special reports as they may request;

                  (f) will treat confidentially and as proprietary information of the Company all records and other information relative to the Company and prior, present or potential shareholders, and will not use such records and information for

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any purpose other than performance of its responsibilities and duties hereunder, except after prior notification to and approval in writing by the Company, which approval shall not be unreasonably withheld and may not be withheld where U.S. Trust California may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when so requested by the Company. Nothing contained herein, however, shall prohibit U.S. Trust California from advertising or soliciting the public generally with respect to other products or services, regardless of whether such advertisement or solicitation may include prior, present or potential shareholders of the Company.

                  4. Services Not Exclusive. The investment sub-advisory services rendered by U.S. Trust California hereunder are not to be deemed exclusive, and U.S. Trust California shall be free to render similar services to others so long as its services under this Agreement are not impaired thereby.

                  5. Books and Records. In compliance with the requirements of Rule 31a-3 under the 1940 Act, U.S. Trust California hereby agrees that all records which it maintains for the Fund are the property of the Company and further agrees to surrender promptly to the Company any of such records upon the Company's request. U.S. Trust California further agrees to preserve for the periods prescribed by Rule 31a-2 the records required to be maintained by Rule 31a-1 under the 1940 Act.

                  6. Expenses. During the term of this Agreement, U.S. Trust California will pay all expenses incurred by it in connection with its activities under this Agreement other than the cost of securities, commodities and other investments (including brokerage commissions and other transaction charges, if any) purchased for the Fund.

                  In addition, U.S. Trust California will pay U.S. Trust an amount equal to 83% of each expense reimbursement made by U.S. Trust to the Company with respect to the Fund under the second paragraph of Section 6 of the Investment Advisory Agreement relating to the Fund.

                  7. Compensation. For the services provided and the expenses assumed pursuant to this Agreement, U.S. Trust will pay U.S. Trust California and U.S. Trust California will accept as full compensation therefor a fee, computed daily and payable monthly, at the annual rate of .50% of the average daily net assets of the Fund.

                  8. Limitation of Liability of the Sub-Adviser. U.S. Trust California shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Company in connection with the matters to which this Agreement relates,

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except a loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services or a loss resulting from willful misfeasance, bad faith or gross negligence on the part of U.S. Trust California in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement.

                  9. Duration and Termination. This Agreement shall become effective upon its execution as of the date first written above and, unless sooner terminated as provided herein, shall continue until through July 31, 1997. Thereafter, if not terminated, this Agreement shall continue in effect as to the Fund for successive periods of 12 months each, provided such continuance is specifically approved at least annually by the vote of a majority of those members of the Board of Directors of the Company who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval, and by the Board of Directors of the Company or the vote of a majority of the outstanding voting securities of the Fund; provided, however, that this Agreement may be terminated as to the Fund at any time, without the payment of any penalty, by U.S. Trust or by the Company (by the Board of Directors of the Company or by vote of a majority of the outstanding voting securities of the Fund) on 60 days' written notice to U.S. Trust California, and will automatically terminate upon the termination of the Investment Advisory Agreement between U.S. Trust and the Company with respect to the Fund. This Agreement may be terminated as to the Fund by U.S. Trust California at any time, without payment of any penalty, on 90 days' written notice to the Company and U.S. Trust. This Agreement will immediately terminate in the event of its assignment. (As used in this Agreement, the terms "majority of the outstanding voting securities," "interested person" and "assignment" shall have the same meanings as such terms have in the 1940 Act.)

                  10. Amendment of this Agreement. No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought, and no amendment of this Agreement shall be effective with respect to the Fund until approved by vote of a majority of the Fund's outstanding voting securities.

                  11. Miscellaneous. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding upon and shall inure to

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the benefit of the parties hereto and their respective successors and shall be governed by New York law.


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                  IN WITNESS WHEREOF, the parties hereto have caused this
instrument to be executed by their officers designated below as of the day and year first above written.


                                            U.S. TRUST COMPANY
Attest:                                     OF CONNECTICUT


/s/ Francis J. Hearn, Jr.                   By: /s/ W. Michael Funck
---------------------------                     -----------------------------
                                                 President & CEO



                                            UNITED STATES TRUST COMPANY
Attest:                                     OF NEW YORK


/s/ Francis J. Hearn, Jr.                   By: /s/ Kenneth T. Walsh
---------------------------                     -----------------------------
                                                 Executive Vice President



                                            UNITED STATES TRUST COMPANY
Attest:                                     OF CALIFORNIA


/s/ Tana Rutkowski                          By: /s/ G. Sanford
---------------------------                     -----------------------------
                                                 President & CEO



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